Exhibit 99.1

GLYCOMIMETICS REPORTS FIRST QUARTER 2016 RESULTS

ROCKVILLE, MD, May 4, 2016 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the first quarter ended March 31, 2016.

“In February of 2016, we announced the topline readout of data from the first two cohorts in our ongoing Phase 1/2 clinical trial evaluating our drug candidate GMI-1271 in relapsed/refractory acute myeloid leukemia (AML) patients. Of the first 13 evaluable patients dosed with GMI-1271 in combination with chemotherapy, investigators observed clinical responses in eight patients, for an overall response rate of 62 percent. This group of 13 patients also tolerated GMI-1271 well. This is an important finding, and it is our plan to present the data in greater detail at a major medical meeting,” said Rachel King, GlycoMimetics’ Chief Executive Officer. “In addition, we plan soon to initiate clinical development of GMI-1359, our third product candidate, also with a novel mechanism of action targeting E-selectin and CXCR4, an important target believed to play a key role in cancer cell migration and infiltration. Here our initial indications will likely also be hematological cancers, but in the future we may expand into solid tumors as well. We anticipate filing an investigational new drug application (IND) with the U.S. Food & Drug Administration for GMI-1359 in the third quarter of 2016.”

As of March 31, 2016, GlycoMimetics had cash and cash equivalents of $38.8 million. GlycoMimetics reported no revenue for the quarter ended March 31, 2016 or the quarter ended March 31, 2015. The company’s research and development expenses increased to $5.5 million for the quarter ended March 31, 2016 as compared to $5.2 million for the first quarter of 2015. During the three months ended March 31, 2016, our research and development expense increased by approximately $300,000 compared to the same period in 2015, an increase of 6 percent that was primarily attributable to an increase in GMI-1271 clinical trial costs, offset in part by a decrease in expenses related to manufacturing and process development for GMI-1271. In addition, the preclinical development of GMI-1359 has resulted in increased expenses in manufacturing and for toxicology studies required to support a potential IND filing.  The company’s general and administrative expenses increased slightly to $2.1 million for the quarter ended March 31, 2016 as compared to $1.9 million for the first quarter of 2015.  These increases were primarily due to increased headcount and associated salaries and stock-based compensation expense.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on sickle cell disease and cancer.  GlycoMimetics’ first drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics’ wholly-owned drug candidate, GMI-1271, an

E-selectin antagonist, is being evaluated in an ongoing Phase 1/ 2 clinical trial as a potential treatment for AML and other blood disorders. GlycoMimetics expects to file an IND with the FDA for a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist, in the third quarter of 2016. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on February 29, 2016, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2016	2015
	(Unaudited)

Revenue	$—	$—

Costs and expenses:
Research and development expense	5,519	5,208
General and administrative expense	2,056	1,905
Total costs and expenses	7,575	7,113

Loss from operations	(7,575)	(7,113)

Other income	20	4

Net loss and comprehensive loss	$(7,555)	$(7,109)

Net loss per share – basic and diluted	$(0.40)	$(0.37)
Weighted average shares – basic and diluted	19,071,838	18,961,531

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$38,830	$46,803

Working capital	33,830	39,497

Total assets	40,701	48,462

Total liabilities	5,933	7,991

Total stockholders' equity	34,768	40,472